UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	Amplifi Collective Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2000 Central Ave.

Boulder, Colorado 80301

Telephone Number (including area code):

1-888-577-7987

Name and Address of Agent for Service of Process:

Jesse Randall

2000 Central Ave.

Boulder, Colorado 80301

Check appropriate box

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X] NO [   ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf on the 17 day of March 2026.

The champion Fund

By:	/s/ Jesse Randall
Jesse Randall, Initial Trustee

Attest:	/s/ Ashley Randall